Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:

Borrower: Weifang Lakeland Safety Products Co., Ltd. (“WF”)

Lender: Weifang Rural Credit Cooperative Bank (“WRCCB”)

2.	The borrowing amounts limit: RMB 8 million, WF can select the borrowing amounts within RMB 8 million.

3.	Borrowing method: Trading financial, WF mortgaged inventory valued at RMB 18,357,925 to the bank. The bank hired a professional firm to supervise WF’s inventory flow, which WF will pay at a yearly rate of RMB 40,000.

4.	Interest: Interest based on 120% of the benchmark rate. Payment requirements (ex. monthly, quarterly, etc.) will be decided at contract signing.

5.	Borrowing period: up to six months. The longest borrowing period is six months, WF can select the borrowing period (ex. three months, six months, etc.)